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                                                               EXHIBIT 11(B)(1)

February 12, 1999

RSA Acquisition Corp.
c/o J.W. Childs Equity Partners II, L.P.
One Federal Street
21st Floor
Boston, MA 02110
Attention: Mr. Adam Suttin


                          AMERICAN SAFETY RAZOR COMPANY

Ladies and Gentlemen:

You have advised NationsBank, N.A. ("NATIONSBANK"), NationsBanc Montgomery Securities LLC ("NMS") and DLJ Capital Funding, Inc. ("DLJ") that J.W. Childs Equity Partners II, L.P. or one of its affiliates ("JWC") will organize a single-purpose, wholly-owned subsidiary ("HOLDINGS"). Holdings in turn will organize a single-purpose, wholly-owned subsidiary (the "PURCHASER") that, pursuant to a merger agreement (the "MERGER AGREEMENT"), dated as of the date hereof, entered into with American Safety Razor Company, a Delaware corporation (the "COMPANY"), will offer to acquire through a tender offer (the "STOCK TENDER OFFER") for $14.125 in cash per share all of the shares of the Company's outstanding common stock (the "COMPANY STOCK"), subject to the minimum condition provided for in the Stock Tender Offer. As promptly as practicable after the closing of the Stock Tender Offer, the Purchaser (or a subsidiary of the Purchaser) will consummate a merger (the "MERGER") with the Company in which the Company will be the surviving corporation and a wholly-owned subsidiary of Holdings.

You have further advised us that concurrently with the commencement of the Stock Tender Offer, the Purchaser will commence a tender offer/consent solicitation at an offer price and on the other terms set forth in the schedules to the Merger Agreement (the "BOND TENDER OFFER"; and together with the Stock Tender Offer, the "TENDER OFFERS") for all of the Company's 9-7/8% Senior Notes due 2005 (the "SENIOR NOTES"), but in any event not less than a majority in principal amount of the Senior Notes then outstanding (the "MINIMUM BOND TENDER CONDITION"). The Bond Tender Offer shall be scheduled to close (including any extensions) at least two business days following the closing of the Stock Tender Offer. The Tender Offers, the Merger and the related equity and debt financings described below in this letter are hereinafter collectively referred to as the "TRANSACTION".

We understand that you intend to finance the Transaction, the costs and expenses related to the Transaction and the ongoing working capital needs and other general corporate purposes of the Company and its subsidiaries after consummation of the Transaction from the following sources (and that no financing other than the financings described herein will be required in connection with the Transaction): (a) at least $90 million of common equity will be contributed in cash to Holdings by JWC and certain members of management of the Company (provided, that management "rollover" stock shall be included as part of such amount in amounts that are acceptable to NationsBank, DLJ and NMS),
(b) Holdings shall
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issue to JWC for cash not less than $55 million in unsecured, pay-in-kind debt
(the "HOLDINGS DEBT"), (c) up to $190 million in senior secured credit facilities of the Purchaser and the Company (the "SENIOR CREDIT FACILITIES"), comprised of (i) term loan facilities aggregating up to $165 million and (ii) a revolving credit facility of up to $25 million and (d) if the Minimum Bond Tender Condition is met, at least $100 million in gross proceeds from the issuance and sale by the Company of senior subordinated unsecured notes (the "SUBORDINATED DEBT"). If the Subordinated Debt is issued on the Closing Date, the proceeds thereof will automatically reduce the Senior Credit Facilities by $40 million.

In connection with the foregoing, each of NationsBank and DLJ is pleased to advise you of its several (and not joint) commitment to provide 50% of the full principal amount of the Senior Credit Facilities and NationsBank is pleased to advise you of its commitment to act as the sole and exclusive administrative agent (in such capacity, the "ADMINISTRATIVE AGENT") for the Senior Credit Facilities, in each case upon and subject to the terms and conditions set forth in this letter and in the summary of terms attached as Annex I hereto (the "SUMMARY OF TERMS" and, together with this letter agreement, the "COMMITMENT LETTER"). Each of NMS and DLJ is pleased to advise you of its willingness, as a co-arranger (each a "CO-ARRANGER" and, collectively, the "CO-ARRANGERS") and, in the case of DLJ, as syndication agent (the "SYNDICATION AGENT"), for the Senior Credit Facilities, to form a syndicate of financial institutions and institutional lenders (collectively, the "LENDERS") reasonably acceptable to you for the Senior Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.

The commitment of each of NationsBank and DLJ hereunder and the undertaking of NMS and DLJ to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank, DLJ and NMS: (a) prior to and during the syndication of the Senior Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Holdings, the Company or any of its subsidiaries (other than either the Subordinated Debt or the Holdings Debt); (b) no material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities or the financial, banking or capital markets generally shall have occurred and be continuing that, in the reasonable judgment of NationsBank, DLJ or NMS, would materially impair the syndication of the Senior Credit Facilities; and (c) no change, occurrence or development shall have occurred since September 30, 1998, and no information shall have become known to NationsBank, DLJ or NMS since the date of this Commitment Letter, that could reasonably be expected to
(1) have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Holdings, the Company or the Company's subsidiaries, taken as a whole, (2) materially adversely affect the ability of the Borrower or any Guarantor (as defined in the Summary of Terms), taken as a whole, to perform their obligations under the loan documentation or (3) materially adversely affect the rights and remedies of the Administrative Agent or the Lenders under the loan documentation (collectively, a "MATERIAL ADVERSE EFFECT").

NMS and DLJ intend to commence syndication of the Senior Credit Facilities promptly after your acceptance of this Commitment Letter and the Fee Letter (as hereinafter defined). You agree to actively assist, and to cause the Company to actively assist, NMS in achieving a syndication of the Senior Credit Facilities that is satisfactory to NMS, DLJ and you. Such assistance shall include (a) your providing and causing your advisors to provide NationsBank, NMS and DLJ and the other Lenders upon request with all information reasonably deemed necessary by NationsBank, DLJ and NMS to complete syndication, including, but not limited to, information and evaluations prepared by you, the Company, the proposed new management of the Company and your and their advisors, or on your or their behalf, relating to the
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Transaction, (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities,
(c) using your commercially reasonable efforts to ensure that the syndication efforts of NMS and DLJ benefit materially from your existing lending relationships and the existing lending relationships of the Company and (d) otherwise assisting NationsBank, DLJ and NMS in their syndication efforts, including by making your officers and advisors and the officers and advisors of the Company and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Company and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

If the syndication of the Senior Credit Facilities cannot be successfully completed in a manner satisfactory to NationsBank, DLJ and NMS under the structure outlined in this Commitment Letter, you hereby agree that NationsBank and NMS or DLJ shall be entitled, in consultation with you, to change the pricing, structure, tenor or other terms of the Senior Credit Facilities if we determine that such changes are advisable in order to ensure a successful syndication therefor; provided that the aggregate amount of the commitment in respect of the Senior Credit Facilities shall remain unchanged. The agreement in this paragraph shall survive the closing of the Senior Credit Facilities until each of NationsBank and DLJ shall have reduced its commitments under the Senior Credit Facilities to its desired hold position.

It is understood and agreed that NMS and DLJ will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank, DLJ and NMS.

You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank, DLJ, NMS or the Lenders by you or any of your affiliates or representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction (the "INFORMATION"), taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (b) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to NationsBank, DLJ, NMS or the Lenders by you or any of your affiliates or representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) (the "PROJECTIONS") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Senior Credit Facilities (the "CLOSING DATE") so that the representation, warranty and covenant in the immediately preceding sentence is correct on the Closing Date. In issuing this commitment and in arranging and syndicating the Senior Credit Facilities, NationsBank, DLJ and NMS are and will be using and relying on the Information and the Projections (collectively, the "PRE-COMMITMENT INFORMATION") without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse NationsBank, DLJ and NMS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Shearman & Sterling, as counsel to the
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Co-Arrangers, and of special and local counsel to the Co-Arrangers) incurred in connection with the Senior Credit Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You agree to indemnify and hold harmless NationsBank, NMS, DLJ, each Lender and each of their affiliates and their officers, directors, employees, agents, advisors and other representatives (each an "INDEMNIFIED PARTY") from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense results from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party or an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective security holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except for direct, as opposed to consequential, damages that resulted from such Indemnified Party's gross negligence or willful misconduct.

This Commitment Letter and the fee letter among you, NationsBank, DLJ and NMS of even date herewith (the "FEE LETTER") and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants and attorneys retained in connection with the Transaction, to the Company and its directors, officers, advisors and representatives and to the proposed new management of the Company or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that your may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (a) on a confidential basis to the board of directors and advisors of each of Holdings and the Company in connection with their consideration of the Transaction, and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.

The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of NationsBank, DLJ or NMS hereunder.

In connection with the services and transactions contemplated hereby, you agree that NationsBank, DLJ and NMS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning you, the Company or any of your or its respective affiliates that is or may come into the possession of NationsBank, DLJ, NMS or any of such affiliates. NationsBank, DLJ, NMS and their affiliates will treat confidential information relating to you, the Company and your and its respective affiliates with the same degree of care as they treat their
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own confidential information.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, NationsBank, DLJ and NMS hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of NationsBank, DLJ and NMS in the negotiation, performance or enforcement hereof. The commitments and undertakings of NationsBank, DLJ and NMS may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

This Commitment Letter, together with the Summary of Terms and the Fee Letter, embodies the entire agreement and understanding among NationsBank, DLJ, NMS, you, Holdings and your and its affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of each of NationsBank and of DLJ and undertaking of NMS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by NationsBank or NMS or DLJ to make any oral or written statements that are inconsistent with this Commitment Letter.

This letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of NationsBank, DLJ and NMS hereunder will expire at 5:00 p.m. (New York City time) on February 15, 1999 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time. Thereafter, all commitments and undertakings of NationsBank, DLJ and NMS hereunder will expire on the earliest of (a) April 16, 1999, unless the Closing Date occurs on or prior thereto, (b) the closing of the Stock Tender Offer without the use of the Senior Credit Facilities and (c) the acceptance by Holdings or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of Holdings and its subsidiaries other than as part of the Transaction.
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We are pleased to have the opportunity to work with you on this important financing.

                                Very truly yours,

                                NATIONSBANK, N.A.


                                        By____________________________________
                                     Title:


                                 NATIONSBANC MONTGOMERY SECURITIES LLC


                                         By___________________________________
                                                Title:


                                  DLJ CAPITAL FUNDING, INC.


                                         By___________________________________
                                                Title:


ACCEPTED AND AGREED TO
      AS OF FEBRUARY __, 1999

RSA ACQUISITION CORP.


By_______________________________
    Title: